EXHIBIT 99.1

AVX Corporation Announces Preliminary Fourth Quarter and Full Fiscal Year Results

GREENVILLE, S.C. -- (BUSINESS WIRE) -- April 26, 2010-- AVX Corporation (NYSE:  AVX) AVX today reported preliminary unaudited results for the fourth quarter and full fiscal year ended March 31, 2010.

Highlights:

•	Net Sales for the March 2010 quarter were $367.4 million (up 10% from the prior quarter and up 35% from the same period a year ago), and $1,305 million for the full fiscal year ended in March.

•	Gross Profit margin increased to 22.6% in the current quarter from 13.9% in the same quarter last year and improved from the prior quarter excluding special items.

•	Non-GAAP net income of $48 million, or $0.28 per share, for the March 2010 quarter.

•	Dividends of $6.8 million, or $0.04 per share, were paid during the quarter.

•	Cash and investments in securities of $913.8 million and no debt at March 31, 2010.

Chief Executive Officer and President, John Gilbertson, stated, “We are pleased to close our fiscal year with strong fourth quarter results reflecting sequential growth in both net sales and income for the fourth consecutive quarter.  For the quarter ended March 31, 2010, net sales increased $32.5 million, or 10%, to $367.4 million compared to the previous quarter.  Gross profit as a percentage of sales increased to 22.6% compared to 13.9% in the same quarter last year. We are seeing continued strength across a broad cross section of market segments.”

On a U.S. GAAP basis, unaudited net income (including special charges and gains) for the quarter was $46.5 million, or $0.27 per share. Non-GAAP net income (excluding special charges and gains) was $48 million, or $0.28 per share, for the quarter ended March 31, 2010.

John Gilbertson went on to state, “Our continuing focus on higher value products and lowering our operating cost base enabled us to further expand margins and generate strong cash flow.  While global economic conditions improve, we have seen both an improvement in demand levels as well as inventory replenishment in most markets. We are seeing our customers book longer term orders, indicating their confidence in the continuing strength in the economy.   Our actions during the past two years to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance improvement.  A continuing strength in the world wide economy will add more revenue and further enhance leverage from these restructuring actions that the management team has taken. ”

For the fiscal year ended March 31, 2010, net sales were $1,305 million. On a U.S. GAAP basis, unaudited net income (including special charges and gains) for the year was $142.8 million, or $0.84 per share, compared to net income of $80.8 million, or $0.47 per share, for the fiscal year ended March 31, 2009.

The Company incurred $2.4 million and $6.9 million of pre-tax restructuring charges related to global actions to realign production capabilities and reduce personnel costs for the fourth quarter and fiscal year ended March 31, 2010, respectively.

GAAP to Non-GAAP Reconciliation (unaudited) (in thousands, except per share data)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2010	2009	2010
Including special charges and gains (GAAP)
Net Sales	$271,827	$367,445	$1,389,613	$1,304,966

Net income (loss)	$(1,814)	$46,500	$80,846	$142,849
Diluted income (loss) per share	$(0.01)	$0.27	$0.47	$0.84

Excluding special charges and gains (Non-GAAP)
Special charges (after-tax)
Restructuring	$8,749	$1,938	$15,460	$5,534
Environmental	11,375	-	11,375	-
Vendor settlement	-	-	-	(3,600)
Other operating income	-	(395)	(2,532)	(3,365)
Available-for-Sale securities impairment	390	-	3,078	264
Net income	$18,700	$48,043	$108,227	$141,682
Diluted income per share	$0.11	$0.28	$0.63	$0.83
    See discussion of GAAP/Non-GAAP presentation below.

Chief Financial Officer, Kurt Cummings, stated, “Our management team continues to manage operating costs and improve profitability. We have assisted our customers to increase production during the economic recovery as a result of the Company’s ability to invest in people, equipment and materials. Our financial position is solid with cash and cash equivalents and short and long-term investments in securities of $913.8 million and no debt at March 31, 2010. During the quarter, the Company paid $6.8 million of dividends to stockholders.”

In order to better understand the Company’s short-term and long-term financial trends, investors may find it helpful to consider results excluding special charges and gains related to the sale of corporate assets, a vendor settlement, operations’ restructuring and environmental charges and the write down of certain available-for-sale securities due to an other-than-temporary impairment. The resulting non-GAAP financial measure provides additional information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and may be of assistance for period-over-period comparisons of such operations. Management considers the exclusion of such charges as part of its evaluation of the operating performance of the Company. Investors should consider the non-GAAP measure as a supplement to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, the non-GAAP financial measure may not be similar to non-GAAP information presented by other companies.  Detail of the Company’s non-GAAP measure is provided in the table above.

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2009	2010	2009	2010
Net sales	$271,827	$367,445	$1,389,613	$1,304,966
Cost of sales	225,382	282,583	1,158,196	1,027,368
Vendor settlement	-	-	-	(5,000)
Restructuring charges	8,757	1,636	15,123	4,397
Gross profit	37,688	83,226	216,294	278,201
Selling, general & admin. expense	26,169	26,226	121,897	108,515
Environmental charge	18,200	-	18,200	-
Restructuring charges	1,784	787	3,504	2,521
Other operating (income)/expense	-	(549)	(4,051)	(3,519)
Profit (loss) from operations	(8,465)	56,762	76,744	170,684
Other income	2,838	646	20,395	5,673
Income (loss) before income taxes	(5,627)	57,408	97,139	176,357
Provision (benefit) for taxes	(3,813)	10,908	16,293	33,508
Net income (loss)	$(1,814)	$46,500	$80,846	$142,849

Basic income (loss) per share	$(0.01)	$0.27	$0.47	$0.84
Diluted income (loss) per share	$(0.01)	$0.27	$0.47	$0.84

Weighted average common
shares outstanding:
Basic	170,403	170,135	170,616	170,247
Diluted	170,403	170,348	170,689	170,274

Results for the quarter ended March 31, 2010 include pre-tax restructuring charges of $2.4 million and a gain on the sale of corporate assets of $0.5 million.

Results for the twelve months ended March 31, 2010 include pre-tax restructuring charges of $6.9 million and a gain of $5 million related to a vendor settlement. In addition, results for the fiscal year included a gain on the sale of corporate assets of $3.5 million included in other operating income and impairment charges of $0.4 million in other income related to the decline in value of available-for-sale securities.

Results for the fiscal year ended March 31, 2009 include pre-tax restructuring charges of $18.6 million, an environmental charge of $18.2 million related to the anticipated performance of certain environmental remediation actions at an abandoned building once used by a predecessor of the Company in New Bedford, Massachusetts and impairment charges of $4.2 million in other income related to the decline in value of available-for-sale securities.  In addition, results for the fiscal year ended March 31, 2009 reflect a gain on the sale of corporate assets of $4.1 million included in other operating income.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	March 31,
	2009	2010
Assets
Cash and cash equivalents	$522,709	$638,683
Short-term investments in securities	-	40,000
Available-for-sale securities	24,014	9,767
Accounts receivable, net	143,715	195,593
Inventories	365,003	357,105
Other current assets	77,063	71,435
Total current assets	1,132,504	1,312,583
Long-term investments in securities	199,192	219,992
Long-term available-for-sale securities	16,565	5,340
Property, plant and equipment, net	263,387	247,031
Goodwill and other intangibles	252,849	249,412
Other assets	8,032	10,496

TOTAL ASSETS	$1,872,529	$2,044,854

Liabilities and Stockholders' Equity
Accounts payable	$63,975	$104,421
Income taxes payable and accrued expenses	85,427	91,286
Total current liabilities	149,402	195,707
Other liabilities	53,374	42,723

TOTAL LIABILITIES	202,776	238,430

TOTAL STOCKHOLDERS' EQUITY	1,669,753	1,806,424

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,872,529	$2,044,854

Contact:
AVX Corporation, Greenville, SC
Kurt Cummings
864-967-9303
finance@avxus.com